UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SINCLAIR BROADCAST GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 19, 2010

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Sinclair Broadcast Group, Inc.  The annual meeting on June 3, 2010 will be held at Sinclair’s corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m., local time.

Enclosed with this letter is a notice of the annual meeting of shareholders, a proxy statement, a proxy card and a return envelope.  Also enclosed with this letter is Sinclair Broadcast Group, Inc.’s Annual Report to shareholders for the year ended December 31, 2009.

Your vote on these matters is very important.  We urge you to review carefully the enclosed materials and to return your proxy promptly. The proxy materials are also available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141.

You are cordially invited to attend the annual meeting and you may vote in person even though you have returned your proxy card.  Whether or not you plan to attend the annual meeting, please sign and promptly return your proxy card in the enclosed postage paid envelope.

Sincerely,

David D. Smith
Chairman of the Board
and Chief Executive Officer

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance at the meeting to our shareholders of record as of March 5, 2010.  Registration will begin at 9:30 a.m. and seating will begin at 9:45 a.m.  Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport.  Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of March 5, 2010 (record date).  Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

YOUR VOTE IS IMPORTANT—Please execute and return the enclosed proxy card promptly, whether or not you plan to attend the

Sinclair Broadcast Group, Inc. annual meeting.

SINCLAIR BROADCAST GROUP, INC.

10706 Beaver Dam Road

Hunt Valley, Maryland 21030

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on June 3, 2010.

The proxy statement and 2009 annual report to shareholders are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141.

Dear Shareholders:

The annual meeting of Sinclair Broadcast Group, Inc. will be held on June 3, 2010 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time to consider and vote upon:

1.               The election of eight directors, each for a one-year term;

2.               The ratification of the appointment of PricewaterhouseCoopers, LLP as the independent registered public accounting firm of Sinclair for the year ending December 31, 2010;

3.               The approval of material terms of the executive officer performance-based bonus program;

4.               Any other matters as may properly come before the annual meeting.

The Board of Directors recommends that the shareholders vote to elect the Board’s nominees for director, ratify the appointment of PricewaterhouseCoopers, LLP and approve the material terms of the executive officer performance-based bonus program.

You will be able to vote your shares at the annual meeting if you were a shareholder of record at the close of business on March 5, 2010.  Your vote at the annual meeting is very important to us.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland

April 19, 2010

INFORMATION ABOUT THE 2010 ANNUAL MEETING AND VOTING

The Annual Meeting

The annual meeting will be held on June 3, 2010 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

This Proxy Solicitation

On or about April 19, 2010, we began mailing this proxy statement to people who, according to our records, owned common shares or beneficial interests in us as of the close of business on March 5, 2010.  We are sending you this proxy statement because our Board of Directors is seeking a proxy to vote your shares at the annual meeting.  This proxy statement is intended to assist you in deciding how to vote your shares.  Proxy materials are also available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141.

We are paying the cost of soliciting these proxies.  Our directors, officers and employees may request proxies in person or by telephone, mail, or letter.  We will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common shares.

Voting Your Shares

The Securities and Exchange Commission (SEC) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials to shareowners in lieu of a paper copy of the proxy statement and the Company’s Annual Report to Shareholders.

Shareholders of Record.  You may vote your shares at the annual meeting either in person or by proxy.  To vote in person, you must attend the annual meeting and obtain and submit a ballot.  Ballots for registered shareholders to vote in person will be available at the annual meeting.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares are voted at the meeting by submitting your instructions by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

If you complete the proxy card, except for the voting instructions, then your shares will be voted FOR each of the director nominees identified on the proxy card, FOR ratification of the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for 2010 and FOR the approval of the material terms of the executive officer performance-based bonus program.

We have described in this proxy statement all the proposals that we expect will be made at the annual meeting. If a shareholder or we properly present any other proposal at the meeting, we will use your proxy to vote your shares on the proposal in our best judgment.

Your proxy card will be valid only if you sign, date and return it in time for it to be received by us before the annual meeting scheduled to be held on June 3, 2010.

Beneficial Owners.  Most of our stockholders hold their shares through a broker, bank, trustee or another nominee, rather than registered directly in their name (which is often referred to as “street name”). In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials including a notice enabling you to receive proxy material through the mail are being forwarded to you by your broker, bank, trustee or nominee. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards. If you are a beneficial owner of shares, you cannot vote in person at the annual meeting unless you have a proper power of attorney from your broker.  Votes directed through such a broker must be received by us before the annual meeting.

If you hold your shares in street name with a broker and you do not tell your broker how to vote or provide the broker with a voting instruction form, your broker cannot vote on your behalf for the election of director nominees.

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before it is voted at the annual meeting. You may revoke your proxy by any one of three ways:

•                  you may notify our Secretary in writing that you wish to revoke your proxy, at the following address: Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland, 21030, Attention: J. Duncan Smith, Vice President and Secretary.  We must receive your notice before the time of the annual meeting;

•                  you may submit a proxy dated later than your original proxy; or

•                  you may attend the annual meeting and vote.  Merely attending the annual meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the proxy and in the case of shares held in street name you must obtain a proper power of attorney from your broker to vote your shares.

Vote Required for Approval

Shares Entitled to Vote. On March 5, 2010 (the record date), the following shares were issued and outstanding and had the votes indicated:

•                  48,369,669 shares of Class A Common Stock, each of which is entitled to one vote on each of the proposals, and

•                  31,997,859 shares of Class B Common Stock, each of which is entitled to ten votes on each of the proposals

Quorum.  A majority of the outstanding shares of common stock entitled to vote, or a “quorum,” must be present at the annual meeting in order to transact business. A quorum will be present if 184,174,131 votes are represented at the annual meeting, either in person (by the shareholders) or by proxy. If a quorum is not present, a vote cannot occur.  In deciding whether a quorum is present, abstentions and broker non-votes (where a broker or nominee is not permitted to vote on a matter and has not received voting instructions from the beneficial owner) will be counted as shares that are represented at the annual meeting.

Votes Required.  The votes required on each of the proposals are as follows:

Proposal 1: Election of Eight Directors

The eight nominees for director who receive the most votes will be elected. This is called a “plurality.” If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either for or against the nominee. Broker non-votes are not counted as votes cast for nominees for director and will not affect the outcome of the proposal.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the Audit Committee’s selection of the independent registered public accounting firm. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

Proposal 3: Approval of Material Terms of the Executive Officer Performance-Based Bonus Program

The affirmative vote of a majority of the votes cast at the annual meeting is required to approve the material terms of the executive officers performance-based bonus program. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal. Broker non-votes are not counted as votes cast for the performance-based bonus program and will not affect the outcome of the proposal.

Additional Information

We are mailing our annual report to registered shareholders for the year ended December 31, 2009, including consolidated financial statements, to all shareholders entitled to vote at the annual meeting together with this proxy statement.  The annual report does not constitute a part of the proxy solicitation material.  Proxy materials are also available to registered shareholders at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141 and to beneficial owners at www.proxyvote.com. The annual report includes details on how to get additional information about us.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for election to the Board of Directors are:

David D. Smith

Frederick G. Smith

J. Duncan Smith

Robert E. Smith

Daniel C. Keith

Martin R. Leader

Lawrence E. McCanna

Basil A. Thomas

Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified.  Each of the nominees listed above is currently a member of the Board of Directors and each of them has consented to serve as a director if elected.  More detailed information about each of the nominees is available in the section of this proxy statement titled Directors, Executive Officers and Key Employees.

If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees.  If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees.  Alternatively, the Board of Directors may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board.

The Amended and Restated Certificate of Incorporation provides that our business shall be managed by a Board of Directors of not less than three and not more than thirteen directors with the number of directors to be fixed by the Board of Directors from time to time.  The Board of Directors has presently established the size of the Board at eight members. Proxies for the annual meeting may not be voted for more than eight nominees.

Messrs. David, Duncan and Robert Smith and Dr. Frederick Smith (collectively, the controlling shareholders) are brothers and have entered into a shareholders agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until June 13, 2015.  The controlling shareholders own collectively 83.1% of the total voting power.

The Board of Directors recommends a vote FOR each of the nominees to the Board of Directors.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has sole responsibility for the selection of our independent registered public accounting firm and has appointed PricewaterhouseCoopers, LLP (PricewaterhouseCoopers) as our independent registered public accounting firm for the fiscal year ending December 31, 2010.  The Board of Directors recommends ratification of this appointment by the shareholders. If the shareholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will reevaluate the engagement of the independent registered public accounting firm.  Even if the appointment is ratified, the Audit Committee, in its discretion, may nevertheless appoint another independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the shareholders.  Ernst & Young LLP (Ernst & Young) previously served as our independent registered public accounting firm until March 5, 2009.  Effective March 5, 2009, the Audit Committee approved the selection of PricewaterhouseCoopers as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 and this selection was ratified by our shareholders at the 2009 Annual Meeting. PricewaterhouseCoopers audited the Company’s financial statements for the fiscal year ending December 31, 2009. Information regarding this change of independent registered public accounting firm is available below.

A representative of PricewaterhouseCoopers is expected to attend the annual meeting. The PricewaterhouseCoopers representative will have the opportunity to make a statement if he or she desires to do so and will be able to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers, LLP.

Information regarding change of independent registered public accounting firm

The reports of Ernst & Young on the Company’s consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2008 and 2007, and through March 5, 2009, there were no (a) disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter thereof in connection with its reports for such years,  (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K, or (c) consultations with PricewaterhouseCoopers regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Additional information regarding fees paid to Ernst & Young is available in the section of this proxy statement titled Audit Committee, Audit Fees and Auditor Independence.

PROPOSAL 3: APPROVAL OF MATERIAL TERMS OF THE EXECUTIVE OFFICER PERFORMANCE-BASED BONUS PROGRAM

Introduction

Section 162(m) of the Internal Revenue Code generally does not allow publicly held companies to obtain tax deductions for compensation of more than $1.0 million paid in any year to any employee who is treated as a “Covered Employee” unless such payments are “qualified performance-based” as defined by the applicable treasury regulations. “Covered Employees” include any person who as of the close of the taxable year is the principal executive officer of the Company or an individual acting in such a capacity, or if the total compensation of the employee for that taxable year is required to be reported to shareholders under the Securities and Exchange Act of 1934 by reason of such employee being among the three highest compensated officers for the taxable year (other than the principal executive officer or the principal financial officer).  One of the requirements for compensation to be performance-based under those regulations is that the Company must obtain shareholder approval of the material terms of performance goals for such compensation. In accordance with the treasury regulations, the material terms that the shareholders approve constitute the framework for the Compensation Committee to establish programs and awards under which compensation provided by the Company can qualify as “performance-based” compensation for purposes of the tax laws.  Compensation provided by us to our Covered Employees in the form of stock options or stock appreciation rights under our 1996 Long-Term Incentive Plan, as amended, is treated as “qualified performance-based compensation” and is not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code. Under the tax rules, the Compensation Committee must be comprised solely of two or more outside directors.

At the 2007 annual meeting of shareholders, the shareholders approved the material terms of the performance-goals applicable to our performance-based cash bonus program. The Board has determined that the material terms of the shareholder-approved performance-based bonus program should be amended in order to implement the Compensation Committee’s intended incentive compensation programs.  The proposed changes to the program that was approved by the shareholders at the 2007 annual meeting are to provide the Compensation Committee with more flexibility in establishing the performance bonus formulas and to increase the maximum amount that may be paid to a Covered Employee with respect to performance for any single fiscal year of the Company.  The material terms of the program and the proposed changes are described in more detail below.

The Board is requesting shareholder approval of the material terms of the performance program described in this proposal to enable the Company to have a shareholder-approved arrangement under which it may receive tax deductions.  The goals pertain to non-equity incentive compensation in the form of a cash bonus.   Performance programs for 2010 were established under this program by the Compensation Committee during March 2010, for our Chief Executive Officer and Chief Operating Officer.  The payment of a bonus to these individuals under the program is conditioned on our obtaining shareholder approval of the program as amended.  If the shareholders do not approve the program as amended, the Compensation Committee expects to review the compensation offered to these employees to determine whether alternative compensation arrangements are appropriate.

Material Terms of the Performance Goals

As defined by the Treasury regulations, shareholders must approve each of the material terms of performance goals if the Company is to obtain exemption from the $1.0 million limit on tax deductions for the specified forms of performance-based compensation for the Covered Employees, including (i) the employees eligible to receive compensation, (ii) the performance goals, (iii) the description of the business measurements on which the performance goals are based and (iv) the formula used to calculate the maximum amount of compensation that can be paid to an employee under the arrangement. Each of these aspects is discussed below.

Group of Employees Covered

The Company’s Chief Executive Officer and Chief Operating Officer are presently the only Covered Employees whose compensation the Committee expects to be subject to the performance goals under this program; however, the Committee may in the future apply the performance goals to any of our senior officers who is or may become a Covered Employee.  Both our Covered Employees and other employees of the Company may participate in other incentive programs.

Business Measurements used in the Performance Goals

The performance goals relate to the Company’s achievement of specified quarterly and annual performance levels.  The Company intends to measure performance levels based on adjusted television broadcast cash flow (BCF).  BCF is a non-GAAP measure reflective of our television assets’ operating performance.  Subject to such adjustments as adopted by the Compensation Committee, BCF is calculated as GAAP operating income plus corporate general and administrative expenses, stock-based compensation, depreciation and amortization, impairments, other operating divisions’ expenses and other non-cash charges less other operating divisions’ revenues, non-cash revenue and cash film payments.  The Compensation Committee may at the time it establishes a participant’s BCF targets and bonus formulas adjust BCF to exclude certain types of revenue or expenses from a participant’s BCF targets when the Compensation Committee deems such adjustments appropriate in light of that participant’s responsibilities.   The Compensation Committee will approve the BCF targets applicable to each participant’s performance bonus program, including any adjustments to BCF, and the applicable formula for earning a quarterly or annual bonus not later than March 30 of the year.  Although the performance targets for all participants will be based on BCF, the Compensation Committee may establish different BCF targets for each participant and, unlike the program before this proposed amendment, the BCF targets need not be set at our budgeted BCF. The applicable Treasury regulations under Section 162(m) of the Code provide that the ability of a bonus paid for performance during each performance period to be “qualified performance-based” compensation depends on our Compensation Committee’s establishment of the BCF targets and bonus formulas for a participant for a performance period, whether quarterly or annual, before 25% of the relevant performance period elapses and while the outcome is substantially uncertain. The Compensation Committee normally establishes the BCF targets and the bonus formulas for participants during first quarter. In those years during which the BCF targets and the bonus formulas are established after 25% of the first quarter has elapsed, a quarterly bonus paid for performance during that first quarter will not qualify as “qualified performance-based” compensation which is exempt from the $1.0 million deduction limit.  The BCF targets and actual BCF performance will be adjusted to eliminate the effects of any acquisitions or dispositions or changes in accounting rules which occur during a performance period and which were not contemplated in the BCF targets. Subsequent to the date a performance program is established for one of our senior officers, the Compensation Committee can also adjust BCF amounts used in the measurement of the senior officer’s performance at its discretion for unexpected circumstances such as unforeseen business initiatives affecting BCF that are out of control of the senior officer or catastrophic events, provided that no adjustment may be made that would increase the amount payable to the senior officer if it would result in the bonus payable ceasing to be “qualified performance-based” compensation.  The Compensation Committee must certify in writing that the performance goals have been attained before a bonus payment may be made under the program, and the Compensation Committee may reduce the amount of quarterly and annual bonus paid to a participant if it determines, in its discretion, that payment of a reduced amount is in the best interests of the Company.

Quarterly Performance Formula.  A quarterly component will be paid on a sliding scale.  No quarterly bonus will be paid if actual quarterly BCF is less than 95% of targeted quarterly BCF as established by the Compensation Committee for a particular quarter. One-quarter of the maximum quarterly bonus will be paid if actual quarterly BCF is at least 95% of  targeted quarterly BCF for a particular quarter, with an increasing percentage of the maximum quarterly bonus paid for performance above 95% and below  targeted quarterly BCF. The maximum quarterly bonus is paid for achieving actual quarterly BCF that is at or above targeted quarterly BCF.  The Compensation Committee may at the time it establishes a participant’s maximum quarterly bonus for a year also provide for a quarterly catch-up bonus if 100% of targeted quarterly BCF is not met for any quarter included in the quarterly performance formula but 100% of participant’s annual targeted BCF is met for that year and the participant meets any additional requirements established by the

Compensation Committee. The quarterly catch-up bonus payment permits the participant to receive the maximum amount of the available quarterly bonus payments for the year in certain situations when 100% of the targeted BCF for that participant is met on an aggregate basis for all quarters included in the quarterly performance formula even though on a quarter-by-quarter basis quarterly targeted BCF was not met.

Annual Performance Formula.   An annual component is paid on a progressive scale.  The Compensation Committee establishes either incremental bonus amounts paid to a participant for achievement of actual BCF above the targeted BCF set for the participant for the year or a maximum annual bonus for the year for a participant and the percentage of the maximum that is payable to that participant for actual BCF for the year that exceeds the participant’s BCF target.

Maximum Amounts

The maximum cash bonuses (quarterly plus annual) a participant can earn under the program in any fiscal year is 0.5% of actual BCF.  For this purpose, BCF is determined without regard to any special adjustments made to BCF by the Compensation Committee in establishing bonus formulas or measuring performance for a particular year.  Prior to this proposed amendment of the program, the maximum cash bonus for a fiscal year was 0.2% of BCF. Based on our actual BCF for 2009, $1,084,900 is the maximum bonus under the program that could have been paid to an individual participant for 2009 had the amended program been in effect during 2009.

Other Incentive Programs

If approved by the shareholders, this proposal would not limit the Company’s right to award or pay other or additional forms of incentive compensation (including, but not limited to, salary or stock-based awards) to the Company’s Covered Employees or other employees.  These other forms of compensation may be paid regardless of whether or not performance goals in this proposal are achieved in any future year, and whether or not payment of such other forms of compensation would be tax deductible, but will be designed so as not to affect the deductibility of arrangements intended to qualify as performance-based compensation under the tax laws.

Additional Information

Our Compensation Committee has established performance programs for our Chief Executive Officer and Chief Operating Officer for 2010 and also established BCF targets for each of these individuals for the 2010 fiscal year. On March 29, 2010, the Compensation Committee established a performance-based bonus for program for our Chief Executive Officer for 2010 which includes only a quarterly performance component. On March 12, 2010, the Compensation Committee established a performance-based bonus for program for our Chief Operating Officer for 2010 which includes both a quarterly and an annual performance component   Since the program for our Chief Executive Officer for 2010 includes only a quarterly formula component and the program was not established by our Compensation Committee until the end of March 2010, his  performance program for 2010 does not include the potential for a quarterly performance bonus for the first quarter of 2010. The Compensation Committee established $333,333.33 per quarter as the maximum quarterly bonus for each of the three quarters ($1 million for all three quarters) covered by our Chief Executive Officer’s 2010 bonus program for achieving his target quarterly BCF during each such quarter or on a catch-up basis for 2010, subject to an overriding limit that his quarterly bonuses may not exceed 0.5% of BCF for 2010 and to the Compensation Committee’s right to reduce the bonus payable.  The quarterly bonus component for our Chief Operating Officer covers all four quarters and the Compensation Committee established $31,631.25 per quarter as the maximum quarterly bonus ($126,525 for all four quarters) payable to our Chief Operating Officer for achieving his target quarterly BCF during each quarter or on a catch-up basis for 2010.  The Chief Operating Officer’s annual performance component provides him with the opportunity to receive 5% of his maximum annual bonus of  $300,000 for every $1.0 million by which actual BCF for 2010 exceeds his annual BCF target amount for 2010, subject to an overriding limit that his quarterly bonuses and annual bonus may not exceed 0.2% of BCF for 2010 and to the Compensation Committee’s right to reduce the bonus payable.

Benefits to be paid under the executive officer performance-based bonus program as amended are based on the discretionary determinations of the Compensation Committee with respect to the BCF targets and award formulas and, therefore, are not currently determinable.

The Board of Directors recommends a vote FOR the proposal to approve the material terms of executive officer performance-based bonus program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 80,367,528 shares of our common stock issued and outstanding on March 5, 2010, consisting of 48,369,669 shares of Class A Common Stock and 31,997,859 shares of Class B Common Stock.  The following table shows how many shares were owned by the following categories of persons as of that date:

•                  persons known to us who beneficially own more than 5% of the shares;

•                  each director and each executive officer described on the “Summary Compensation Table”; and

•                  directors and all executive officers as a group.

	Shares of Class B Common Stock Beneficially Owned (a)		Shares of Class A Common Stock Beneficially Owned			Percent of Total
Name	Number	Percent	Number		Percent (b)	Voting Power (c)
David D. Smith †	8,499,925	26.6%	9,613,520	(d)	16.7%	23.3%
J. Duncan Smith †	9,500,000	29.7%	9,580,017	(e)	16.6%	25.8%
Robert E. Smith †	7,430,855	23.2%	8,488,109	(f)	15.2%	20.4%
Frederick G. Smith †	4,957,673	15.5%	5,455,618	(g)	10.2%	13.6%
David B. Amy †	—	—	121,529	(h)	*	*
Steven M. Marks †	—	—	102,720	(i)	*	*
Barry M. Faber †	—	—	49,192	(j)	*	*
Lucy A. Rutishauser †	—	—	30,363	(k)	*	*
Martin R. Leader †	—	—	36,415		*	*
Basil A. Thomas †	—	—	24,754		*	*
Lawrence E. McCanna †	—	—	19,500		*	*
Daniel C. Keith †	—	—	19,000		*	*
Bank of America Corporation 100 North Tryon Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255	—	—	6,071,733	(l)	12.6%	1.6%
GW Capital, Inc. 10900 NE 8th Street, Suite 1010 Bellevue, WA 98004	—	—	5,507,876	(m)	11.4%	1.5%
Blackrock Inc., (formerly Barclays Global Investors, NA.) 40 East 52nd Street New York, NY 10022	—	—	2,832,560	(n)	5.9%	*
LSV Asset Management 1 N. Wacker Drive, Suite 4000 Chicago, IL 60606	—	—	2,693,796	(o)	5.6%	*
All directors and executive officers as a group (13 persons)	30,388,453	95.0%	33,551,224	(p)	42.3%	83.2%

*Less than 1%

† The address for such beneficial owner is 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.

(a)          By virtue of a stockholders’ agreement dated April 19, 2005 by and among David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith, each of the Smith brothers is required to vote all of his Class A and Class B Common Stock in favor of the other Smith brothers to cause their election as directors.  Consequently, each of the Smith brothers may be deemed to beneficially own the shares of common stock individually owned by the other Smith brothers.  Nevertheless, each of the Smith brothers disclaims beneficial ownership of the shares owned by the other Smith brothers.

(b)         Percent of Class A Common Stock beneficially owned is the number of shares of Class A Common Stock beneficially owned divided by the sum of (i) number of shares of Class A Common Stock outstanding plus (ii) any Class B Common Stock individually held plus (iii) any options, stock-settled stock appreciation rights (SARs) or restricted Class A Common Stock individually held that will vest within 60 days of March 5, 2010.

(c)          Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to “going private” and certain other transactions. The Class A Common Stock and the Class B Common Stock vote together as a single class except as otherwise may be required by Maryland law on all matters presented for a vote. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock.

(d)         Includes 8,499,925 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, 200,000 shares of SARs, with an exercise price of $15.78, exercisable within 60 days of March 5, 2010 and 350,000 shares of SARs, with an exercise price of $8.94, exercisable within 60 days of March 5, 2010.

(e)          Includes 9,500,000 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock.

(f)            Includes 7,139,806 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock.  The shares of Class B Common Stock include 291,049 shares held in an irrevocable trust established by Robert E. Smith for the benefit of family members, of which he is the trustee.

(g)         Includes 4,957,673 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock.

(h)         Includes 12,500 shares of Class A Common Stock that may be acquired upon exercise of options exercisable and 10,000 shares of restricted Class A Common Stock that will vest within 60 days of March 5, 2010.

(i)             Includes 48,500 shares of Class A Common Stock that may be acquired upon exercise of options exercisable and 10,000 shares of restricted Class A Common Stock that will vest within 60 days of March 5, 2010.

(j)             Includes 12,500 shares of restricted Class A Common Stock that will vest within 60 days of March 5, 2010.

(k)          Includes 15,000 shares of Class A Common Stock that may be acquired upon exercise of options exercisable and 3,250 shares of restricted Class A Common Stock that will vest within 60 days of March 5, 2010.

(l)             As set forth in the Schedule 13G filed by Bank of America Corporation with the Securities and Exchange Commission (the SEC) on January 29, 2010, Bank of America Corporation is deemed to be the beneficial owner of 2,674,496 shares but does not have sole voting power or sole dispositive power with respect to any of those shares; Bank of America, NA is deemed to be the beneficial owner of 727,778 shares and has sole voting power with respect to 1,917 of those shares and sole dispositive power with respect to 2,607 of those shares; Columbia Management Advisors, LLC is deemed to be the beneficial owner of 722,741 shares and has sole voting power with respect to 722,731 of those shares and sole dispositive power with respect to 23,894 of those shares; IQ Investment Advisors LLC is deemed to be the beneficial owner of 4,600 shares but does not have sole voting power or sole dispositive power with respect to any of those shares; and Merrill Lynch, Pierce, Fenner & Smith Inc., is deemed to be the beneficial owner of 1,942,118 shares and has sole voting power and sole dispositive power with respect to all of those shares.

(m)       As set forth in the Schedule 13G/A filed by GW Capital, Inc. with the SEC on May 8, 2009, GW Capital, Inc. is deemed to be the beneficial owner of 5,507,876 shares and has sole voting power with respect to 3,680,963 of those shares and sole dispositive power with respect to 5,507,876 of those shares.

(n)         As set forth in the Schedule 13G filed by Blackrock Inc. (formerly Barclays Global Investors, NA.) with the SEC on January 29, 2010, Blackrock Inc. is deemed to be the beneficial owner of 2,832,560 shares and has sole voting power and sole dispositive power with respect to all of those shares.

(o)         As set forth in the Schedule 13G filed by LSV Asset Management with the SEC on February 11, 2010, LSV Asset Management is deemed to be the beneficial owner of 2,693,796 shares and has sole voting power and sole dispositive power with respect to all of those shares.

(p)         Includes shares of Class A Common Stock that may be acquired upon the exercise of options, SARs and shares of restricted Class A Common Stock that will vest within 60 days of March 5, 2010.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Set forth below is certain information relating to our named directors and nominees, executive officers and certain key employees.

Name	Age	Title

Directors
David D. Smith	59	President, Chief Executive Officer, Chairman of the Board and Director
Frederick G. Smith	60	Vice President and Director
J. Duncan Smith	56	Vice President, Secretary and Director
Robert E. Smith	46	Director
Daniel C. Keith	55	Director
Martin R. Leader	69	Director
Lawrence E. McCanna	66	Director
Basil A. Thomas	94	Director

Executive Officers
David B. Amy	57	Executive Vice President / Chief Financial Officer
Steven M. Marks	53	Vice President / Chief Operating Officer
Barry M. Faber	48	Executive Vice President / General Counsel
Lucy A. Rutishauser	45	Vice President / Corporate Finance / Treasurer
David R. Bochenek	47	Vice President / Chief Accounting Officer

Key Employees
M. William Butler	57	Vice President / Programming and Promotion
W. Gary Dorsch	58	President of Keyser Capital, LLC
Robert Malandra	47	Vice President / Finance Television
Delbert R. Parks, III	57	Vice President / Engineering and Operations
Darren J. Shapiro	49	Vice President / New Business Sales
Gregg L. Siegel	49	Vice President / National Sales
Jeffrey W. Sleete	55	Vice President / Marketing
Donald H. Thompson	43	Vice President / Human Resources
Thomas I. Waters, III	41	Vice President / Purchasing

Members of the Board of Directors are elected for one-year terms and serve until their successors are duly elected and qualified.  Executive officers are appointed by the Board of Directors annually to serve for one-year terms and serve until their successors are duly appointed and qualified.

Messrs. David, Duncan and Robert Smith and Dr. Frederick Smith are brothers and have entered into a stockholders’ agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until June 13, 2015.

Profiles

David D. Smith has served as President and Chief Executive Officer since 1988 and as Chairman of the Board of Sinclair Broadcast Group, Inc. since September 1990. Mr. Smith founded Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations, and was an officer and director of Comark until 1986.  He also was a principal in other television stations prior to serving as a General Manager of WPMY (formerly WCWB-TV) from 1984 until 1986.  In 1986, Mr. Smith was instrumental in the formation of Sinclair Broadcast Group, Inc.  Mr. Smith serves as a member of the Board of Directors of Sinclair Ventures, Inc., Atlantic Automotive Corporation, The Triscari Group, Inc., The Sinclair Relief Fund, The American Flag Foundation, Inc., Bay Television Inc., Cunningham Communications Inc., Gerstell Development, LP, Keyser Investment Group, Inc. and is a member of the Board of Managers of Alarm Funding Associates, LLC.  Mr. Smith served as a member of the Board of Directors of G1440 Holdings, Inc. and Safe Waterways in Maryland until 2009.

Based on Mr. Smith’s (i) more than twenty years of experience and expertise in the television broadcast industry, (ii) extensive industry knowledge and innovative thinking, (iii) understanding of the challenges, opportunities and risks faced by us and the industry, and (iv) valuable significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should serve as a director for the Company.

Frederick G. Smith has served as Vice President of Sinclair since 1990 and Director since 1986.  Prior to joining  Sinclair in 1990, Dr. Smith was an oral and maxillofacial surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional corporation of which Dr. Smith was the sole officer, director and stockholder. Dr. Smith serves as a member of the Board of Directors or Trustees of Sinclair Ventures, Inc., the Freven Foundation, Gerstell Academy, University of Maryland at Baltimore Foundation, St. Joseph’s Hospital, The Sinclair Relief Fund, Bay Television Inc., Cunningham Communications Inc., Gerstell Development, LP, Keyser Investment Group, Inc. and Beaver Dam, LLC.  Dr. Smith served as a member of the Board of Directors of Safe Waterways in Maryland until 2009.

Based on Dr. Smith’s (i) more than twenty years of experience in the television broadcast industry, and (ii) valuable significant shareholder perspective, the Board believes Dr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Dr. Smith should serve as a director for the Company.

J. Duncan Smith has served as Vice President, Secretary and as a Director of Sinclair since 1986.  Prior to that, he built and operated the following television stations: WPMY (formerly WCWB-TV) in Pittsburgh, Pennsylvania; WTTE-TV in Columbus, Ohio; WIIB-TV in Bloomington, Indiana and WTTA-TV in Tampa / St. Petersburg, Florida.  In addition, Mr. Smith worked for Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations. Mr. Smith serves as a member of the Board of Directors of Sinclair Ventures, Inc., The High Rock Foundation, Bay Television Inc., Cunningham Communications Inc., Gerstell Development, LP, Keyser Investment Group, Inc., Beaver Dam, LLC, The Sinclair Relief Fund and The Boys’ Latin School of Maryland.  J.Duncan Smith served as a member of the Board of Directors of Safe Waterways in Maryland until 2009.

Based on Mr. Smith’s (i) more than twenty years of experience in the television broadcast industry, and (ii) valuable significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should serve as a director for the Company.

Robert E. Smith has served as a Director since 1986. He served as Vice President and Treasurer of Sinclair from 1988 to June 1998, at which time he resigned from his position as Vice President and Treasurer.  In March 1997, Mr. Smith started RSMK LLC, a commercial real estate investment company which he currently manages.  Prior to 1986, he assisted in the construction of several television stations including WTTE-TV in Columbus, Ohio and also worked for Comark Communications, Inc. a company engaged in the manufacture of high power transmitters for UHF television stations.  Mr. Smith serves as a member of the Board of Directors of Sinclair Ventures, Inc., Nextgen Foundation Charitable Trust, Gerstell Academy, Bay Television, Inc., Keyser Investment Group, Inc., Cunningham Communications, Inc., Gerstell Development LP, and Beaver Dam LLC.  Mr. Smith served as a member of the Board of Directors of Safe Waterways in Maryland until 2009.

Based on Mr. Smith’s (i) more than twenty years of experience in the television broadcast industry, and (ii) valuable significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should serve as a director for the Company.

Daniel C. Keith has served as a Director since May 2001. Mr. Keith is the President and Founder of the Cavanaugh Group, Inc., a Baltimore-based investment advisory firm founded in October 1995.  Prior to establishing the Cavanaugh Group, Inc., Mr. Keith was Vice President, Senior Portfolio Manager, and Director of the Investment Management division of a local financial services company since 1985.  During this time, he served as Chairman of the Investment Advisory Committee and was a member of the Board of Directors.  Mr. Keith has been advising clients since 1979. He serves as a member of the Boards of Trustees of The High Rock Foundation. Mr. Keith served as a member of the Board of Directors of Safe Waterways in Maryland until 2009.

Based on Mr. Keith’s extensive skills in finance, management and investment matters, the Board believes Mr. Keith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Keith should serve as a director for the Company.

Martin R. Leader has served as a Director since May 2002.  Mr. Leader is a retired partner of the law firm ShawPittman (now known as Pillsbury Winthrop Shaw Pittman LLP) in Washington, D.C. where he specialized in communications law matters.  Prior to his service at ShawPittman, Mr. Leader was a senior partner with the law firm of Fisher Wayland Cooper Leader & Zaragoza in Washington, D.C. from 1973 to 1999.  Mr. Leader was a member of the Board of Directors of Atlantic Automotive Corporation until February 2006. Mr. Leader has served on the staff of the Office of Opinions and Review of the Federal Communications Commission.  He is a member of the District of Columbia Bar.  Mr. Leader graduated from Tufts University and Vanderbilt University Law School.

Based on Mr. Leader’s (i) prior experience in communications law and (ii) insight on government relations particularly with the Federal Communications Commission, the Board believes Mr. Leader has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Leader should serve as a director for the Company.

Lawrence E. McCanna has served as a Director since July 1995. Mr. McCanna was a shareholder of the accounting firm of Gross, Mendelsohn & Associates, P.A. from 1972 and served as its managing director through June 30, 2009.  On July 1, 2009, Mr. McCanna retired from full-time employment with the firm, liquidating his entire interest in Gross, Mendelson & Associates on that date.  Mr. McCanna provides substantial value to the Board of Directors through his extensive accounting, finance and management experience.  He is an audit committee financial expert as defined by the SEC.  Mr. McCanna has served on various committees of the Maryland Association of Certified Public Accountants and was Chairman of the Management of the Accounting Practice Committee.  He is also a former member of the Management of an Accounting Practice Committee of the American Institute of Certified Public Accountants.  Mr. McCanna serves as a member of the Board of Directors of Mount St. Joseph High School and serves on that organization’s audit committee and finance committee.  He is also a former member of the Board of Directors of Maryland Special Olympics.

Based on Mr. McCanna’s (i) extensive accounting, finance and management experience and (ii) ability to serve as an audit committee financial expert as defined by the SEC, the Board believes Mr. McCanna has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. McCanna should serve as a director for the Company.

Basil A. Thomas has served as a Director since November 1993. From 1961 to 1968, Mr. Thomas served as an Associate Judge on the Municipal Court of Baltimore City, and from 1968 to 1983 he served as an Associate Judge of the Supreme Bench of Baltimore City.  He retired from the bench in 1982 and served as counsel to the law firm Thomas & Libowitz until December 31, 2007.  Mr. Thomas is a member of the American Bar Association and the Maryland State Bar Association.  Mr. Thomas attended the College of William & Mary and received his L.L.B. from the University of Baltimore.  Mr. Thomas is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, counsel to Sinclair.

Based on Mr. Thomas’ (i) insight into our company and the television broadcast industry based on his 15 years of service as one of our directors and (ii) extensive judicial and legal background which results in enhanced regulatory and corporate governance perspectives, the Board believes Mr. Thomas has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Thomas should serve as a director for the Company.

David B. Amy has served as Executive Vice President/Chief Financial Officer (CFO) of Sinclair since March 2001. Prior to that, he served as Executive Vice President from September 1999 to March 2001 and as Vice President and CFO from September 1998 to September 1999. Prior to that, he served as CFO from 1994 to September 1998. In addition, he serves as Secretary of Sinclair Television Group, Inc., a wholly-owned subsidiary that owns and operates our broadcasting operations. Mr. Amy has over 26 years of broadcast experience, having joined Sinclair as a Business Manager for WPMY (formerly WCWB-TV) in Pittsburgh, Pennsylvania.  Mr. Amy received his MBA degree from the University of Pittsburgh in 1981.  Mr. Amy serves as a member of the Board of Directors of KDSM, LLC, and The Maryland Science Center.  He is also a member of the Board of Managers of Triangle Sign & Service, LLC and Chairman of the Board of Managers of Alarm Funding Associates, LLC.  He served as a member of the Board of Directors of Acrodyne Communications, Inc., and G1440 Holdings, Inc. until 2009; Visionair, Inc. until 2008 and Jadoo Power Systems, Inc. until 2007.  Mr. Amy also served as the Audit Committee Chairman of Acrodyne Communications, Inc until 2009.

Steven M. Marks has served as Vice President/Chief Operating Officer since May 2007.  Prior to that, he served as Chief Operating Officer/Television Group from February 2003 to May 2007.  Mr. Marks is responsible for the television station group operations.  Prior to that, he served as Vice President/Regional Director from March 2002 to February 2003. As a Vice President/Regional Director, Mr. Marks was responsible for the Baltimore, Columbus, Pittsburgh, Flint, Tallahassee, Charleston, West Virginia, Portland, Springfield, Minneapolis, Tampa, Syracuse, Norfolk, Richmond, Buffalo and Rochester markets.  Prior to his appointment as Vice President/Regional Director, Mr. Marks served as Regional Director since October 1994.  Mr. Marks served as General Manager for Sinclair’s flagship station, WBFF-TV in Baltimore, Maryland from July 1991 until October 1994.  From 1986 until joining WBFF-TV in 1991, Mr. Marks served as General Sales Manager at WTTE-TV in Columbus, Ohio.  Prior to that time, he was National Sales Manager for WFLX-TV in West Palm Beach, Florida.

Barry M. Faber has served as Executive Vice President/General Counsel since May 2008, as Vice President/General Counsel from August 1999 to May 2008 and prior to that as Associate General Counsel from 1996 to 1999.  Prior to that time, he was associated with the law firm of Fried, Frank, Harris, Shriver, & Jacobson in Washington, D.C. Barry M. Faber is a graduate of the University of Virginia and the University of Virginia School of Law.  Mr. Faber is also a member of the Board of Directors of The Sinclair Relief Fund and was on the Board of Directors of Acrodyne Communications, Inc. for part of 2009.

Lucy A. Rutishauser has served as Vice President/Corporate Finance/Treasurer since November 2002.  From March 2001 until November 2002, she served as Treasurer and, from 1998 until March 2001, she served as Assistant Treasurer.  From 1996 to 1997, Ms. Rutishauser was the Assistant Treasurer for Treasure Chest Advertising Company (currently Vertis).  From 1992 to 1996, Ms. Rutishauser served as Assistant Treasurer and Director of Treasury for Integrated Health Services, Inc.  From 1988 to 1992, Ms. Rutishauser held various treasury positions with Laura Ashley, Inc. and the Black and Decker Corporation.  Ms. Rutishauser graduated magna cum laude from Towson University with a Bachelor of Science degree in Economics and Finance and received her M.B.A., with honors from the University of Baltimore.  Ms. Rutishauser is a member of the National Institute of Investor Relations and the Association of Finance Professionals.

David R. Bochenek has served as Vice President/Chief Accounting Officer since May 2005. Prior to that, he served as Chief Accounting Officer from November 2002 to April 2005.  Mr. Bochenek joined Sinclair in March 2000 as the Corporate Controller.  Prior to joining Sinclair, Mr. Bochenek was Vice President, Corporate Controller for Prime Retail, Inc. from 1993 until 2000.  From 1990 to 1993, Mr. Bochenek served as Assistant Vice President for MNC Financial, Inc. and prior to that held various positions in the audit department of Ernst & Young, LLP. Mr. Bochenek received his Bachelor of Business Administration in Accounting and Master of Science in Finance from Loyola College in Maryland.

M. William Butler has served as Vice President/ Programming and Promotion since July 1999 and from 1997 until 1999, as Vice President/Group Program Director, of Sinclair Television Group, Inc.  From 1995 to 1997, Mr. Butler served as Director of Programming at KCAL-TV in Los Angeles, California.  From 1991 to 1995, he was Director of Marketing and Programming at WTXF-TV in Philadelphia, Pennsylvania and prior to that he was the Program Director at WLVI in Boston, Massachusetts.   Mr. Butler attended the Graduate Business School of the University of Cincinnati from 1975 to 1976.

W. Gary Dorsch has served as President of Keyser Capital, LLC since October 2007. Keyser Capital is the private equity and real estate investment fund established by us in January 2007. Prior to joining Keyser, Mr. Dorsch founded and co-managed Allegiance Capital, L.P. from 1999 to present. Allegiance is a licensed Small Business Investment Company. Prior to Allegiance, he spent 24 years with Bank of America and its predecessor banks in Maryland. Mr. Dorsch serves as a member of the Board of Directors of The College Savings Plans of Maryland and is Chairman of its audit and finance committee. He is Chairman of the Board of Managers of Triangle Sign and Service, LLC and serves on the Board of Managers of Alarm Funding Associates, LLC. Mr. Dorsch received his Bachelor of Science degree from Towson University and received his MBA from Loyola College, Maryland.

Robert Malandra has served as Vice President Finance/Television since 2008; he joined the Company as Operations Controller in 2006.  Prior to joining Sinclair from 1999 to 2006, he worked for Madison Square Garden as an Executive Consultant dealing with initiatives for their MSG network, Fox Sports New York, Radio City and Arena properties.  Prior to that, he was VP Planning, Advertising for Rainbow Media’s regional sports channels.  From 1985 to 1997, he was with Rainbow’s PRISM/Sports Channel Philadelphia, holding multiple positions, eventually managing that business unit.  Mr. Malandra is a Certified Management Accountant and a Certified Financial Manager.  He holds a Bachelor of Science degree in Business Administration from Widener University in Pennsylvania and a Masters degree in Business Administration focused in Media Strategy from Manchester Business School in Manchester, England.  Mr. Malandra is a member of the Institute of Management Accountants (IMA) and served on the IMA’s Professional Development Committee.

Delbert R. Parks, III has served as Vice President/ Engineering and Operations of Sinclair Television Group, Inc. since 1996.  From 1985 to 1996, he was Director of Operations and Engineering for WBFF-TV in Baltimore, Maryland and Sinclair.  He has held various operations and engineering positions with us for the last 38 years.  He is responsible for planning, organizing and implementing operational and engineering policies and strategies as they relate to television operations, Internet activity, information management systems, and infrastructure. Mr. Parks is a member of the Society of Motion Picture and Television Engineers and the Society of Broadcast Engineers.  Mr. Parks is also a retired Army Lieutenant Colonel who has held various commands during his 26-year reserve career.

Darren J. Shapiro has served as Vice President/New Business Sales since March 2007.  From 2001 to 2007, he served as Vice President/Sales and from 2000 to 2001, he served as Director of Internet Sales.  From 1999 to 2000, he served as New Business Development Manager and, prior to that he served as General Sales Manager and Local Sales Manager for WBFF-TV, our FOX affiliate in Baltimore, Maryland from 1993 to 1999.  From 1989 to 1993, Mr. Shapiro served as Corporate National Sales Manager.  Prior to that, he was a Senior Account Executive for Seltel Inc. in New York City.  Mr. Shapiro holds a Bachelor’s degree in Economics from the University of Rochester.

Gregg L. Siegel has served as Vice President/National Sales since June 2001.  Prior to that time, he worked as Director of Business Development, Strategic Sales Manager and a Regional Sales Manager on a multiple market basis, since starting with us in 1994.  He has held several sales and management positions with National Sales Representation Firms, having started his television sales career in 1982 with Avery-Knodel as a marketing associate.  Mr. Siegel holds a Bachelor’s degree in Communications and Marketing from the University of Arizona.

Jeffrey W. Sleete has served as Vice President/Marketing since August 2001.  From 1999 until 2001, he served as a Regional Director and as Regional Sales Counselor for our television stations.  From 1996 to 1999, he was the Vice President of Sales & Marketing for our radio division.  From 1985 until 1996, he served as General Manager of radio stations in Detroit, Michigan; Houston, Texas and West Palm Beach, Florida.  From 1980 to 1985, Mr. Sleete headed a national sales representation firm office in Detroit and was a General Sales Manager for two radio stations.  Prior to that, he was an account executive for both local and national sales.  Mr. Sleete holds a Bachelor of Science degree from Eastern Michigan University.

Donald H. Thompson has served as Vice President/Human Resources since November 1999 and prior to that as Director of Human Resources from September 1996.  Prior to joining us, Mr. Thompson was the Human Resources Manager for NASA at the Goddard Space Flight Center near Washington, D.C.  Mr. Thompson holds a Bachelor’s Degree in Psychology and a Certificate in Personnel and Industrial Relations from University of Maryland, and a Masters of Science in Business/Human Resource & Behavioral Management and a Master of Business Administration from Johns Hopkins University.  Mr. Thompson is a member of the Society for Human Resource Management.

Thomas I. Waters, III has served as Vice President/Purchasing since November 2002.  From 2000 to 2002, he served as Director of Purchasing & Administration.  From 1996 to 2000, Mr. Waters was Director of Purchasing.  Before joining us, Mr. Waters served as the Purchasing Manager for NaturaLawn of America.  Mr. Waters holds a Bachelor of Science degree in Business Administration from the University of Baltimore, was President of the Baltimore-Washington Business Travelers Association and formerly served on the Board of Directors of the National Association of Purchasing Managers-Maryland chapter.

CORPORATE GOVERNANCE

Board of Directors and Committees.  In 2009, the Board of Directors held a total of 15 meetings.  Each director attended all meetings of the Board of Directors and all committees of the Board of Directors on which he served.  All directors attended the Annual Meeting held on June 4, 2009.  It is the Board’s policy that the directors should attend our annual meeting of shareholders, absent exceptional cause.

The Board of Directors currently consists of eight members.  The committees of the Board of Directors include an Audit Committee and a Compensation Committee and from time to time special committees formed by the Board of Directors as may be necessary.

Board Leadership Structure.   David D. Smith serves as both the Chairman of the Board of Directors and the President and Chief Executive Officer. The Chief Executive Officer’s performance is reviewed annually by the Compensation Committee, which reports results to the Board of Directors.  The Compensation Committee consists of four directors, three of whom are independent pursuant to the Nasdaq listing requirements.  The Board of Directors appoints an independent director to preside over special committee meetings, however no lead independent director of the

Board of Directors exists.  The Company’s financial risk oversight is primarily conducted by the Audit Committee, which consists entirely of independent directors for purposes of Nasdaq listing requirements and Rule 10A-3 under the Securities Exchange Act of 1934.  The Audit Committee reports financial risk oversight matters to the Board of Directors based on committee assessments and periodic reports from management.  The Board of Directors with the assistance of management is responsible for all other risk oversight measures. The Company deems this leadership structure appropriate for our Controlled Company (see Controlled Company Determination below) as it promotes efficient communication between the Chief Executive Officer and the Board of Directors as well as between the various board committees and the Board of Directors while monitoring effective independent board oversight over the Chief Executive Officer and the Company’s risks.

Controlled Company Determination.  Our Board has determined that we are a “Controlled Company” for purposes of the Nasdaq listing requirements. A “Controlled Company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. Certain Nasdaq requirements do not apply to a “Controlled Company,” including requirements that: (1) a majority of its board of directors must be comprised of “independent” directors as defined in the Nasdaq Stock Market Rules (the Nasdaq listing standards); and (2) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present. Our Board of Directors has determined that we are a “Controlled Company” based on the fact that the Smith brothers hold more than 50% of our voting power and are parties to a stockholders’ agreement that obligates them to vote for each other as candidates for election to the Board of Directors.  The Smith brothers have been our executive officers and/or directors at all times since we became public in 1995.  Currently, David D. Smith, Frederick G. Smith and J. Duncan Smith are executive officers and directors and Robert E. Smith is a director.

Director Independence.  The Board has determined that Messrs. McCanna, Keith and Leader have no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that they otherwise meet the independence criteria under the Nasdaq listing standards.  The Board has also determined that Messrs.  McCanna, Keith and Leader satisfy the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, enabling them to serve on the Audit Committee.  In making its independence determination, the Board of Directors considered any transactions, relationships and arrangements as required by our independence guidelines.  In particular, with respect to each of the most recent completed three fiscal years, the Board evaluated (1) for Mr. Keith, the type and amount of investment advisory services provided by the firm where he serves as an executive officer to our controlling shareholders and family members of our controlling shareholders and (2) for Mr. McCanna, the type and amount of accounting, tax and related services provided by the firm where he served as its managing director, until he retired in July 2009, to our controlling shareholders, family members of our controlling shareholders and entities (other than Sinclair) owned or controlled by our controlling shareholders or family members of our controlling shareholders.

Pursuant to the Nasdaq listing standards governing director independence, Basil A. Thomas is not deemed to be independent because of Mr. Thomas’s relationship to our outside counsel.  Mr. Thomas is the father of Steven A. Thomas, a partner and founder of Thomas & Libowitz, P.A., which serves as our outside counsel.  During 2007, 2008 and 2009, Sinclair and its subsidiaries paid fees to Thomas & Libowitz, P.A. that exceeded the limits set forth in the independence criteria under the Nasdaq listing standards, which precluded the Board from finding Mr. Thomas independent.

Audit Committee. The members of the Audit Committee are Messrs. McCanna, Keith and Leader.  The Audit Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net.  The Audit Committee formally met seven times during the year ended December 31, 2009.

The Board of Directors has determined that all audit committee members are financially literate under the current  Nasdaq listing standards and that Lawrence E. McCanna qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Securities Exchange Act of 1934.

The Nasdaq listing standards require that audit committees have at least three directors and that all directors be independent, as defined by Nasdaq and Rule 10A-3 under the Securities Exchange Act of 1934.  The Board has determined that Messrs. McCanna, Keith and Leader meet the independence criteria established by Nasdaq and the SEC.

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of Sinclair including compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of Sinclair’s internal control function.  The Audit Committee is responsible for the appointment of Sinclair’s independent auditors, whose appointment may be ratified by the shareholders.  The Audit Committee oversees all of our internal controls and risk management policies and meets with our independent auditor and management regarding our internal controls and other matters.  The Audit Committee is responsible for reviewing compliance with Sinclair’s ethics policy and has established procedures for the receipt, retention and treatment of complaints received by Sinclair regarding accounting controls or auditing matters and the confidential, anonymous submission by Sinclair’s employees of concerns regarding questionable accounting or auditing matters.  The Audit Committee is also responsible for approving or ratifying related person transactions pursuant to Sinclair’s related person transaction policy.  This policy is described in this proxy statement under the caption Related Person Transactions.

Compensation Committee.  Nasdaq listing standards require that compensation of executive officers be determined, or recommended to the Board of Directors for determination, either by a majority of the independent directors or a compensation committee comprised solely of independent directors.  As a “Controlled Company,” however, we are not subject to this listing requirement and, as a result, the Board of Directors has determined that notwithstanding Mr. Thomas’ failure to meet Nasdaq’s current independence criteria for 2009, it was in our best interest and the best interest of our shareholders that Mr. Thomas chair the Compensation Committee. The other members of the Compensation Committee are Messrs. McCanna, Keith, and Leader, all of whom meet the independence criteria established by Nasdaq listing standards.  Although the Compensation Committee does not have a written charter, the Compensation Committee is charged with the responsibility for setting executive compensation, reviewing certain compensation programs, administering our equity incentive plans, recommending for inclusion in this proxy statement the Compensation Discussion and Analysis which is included in this proxy statement, preparing the compensation committee report required by SEC rules which is included in this proxy statement, and making other recommendations to the Board of Directors.  The Compensation Committee formally met three times during the year ended December 31, 2009.

Each year, the Compensation Committee reviews the prior performance of each named executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year.  The Compensation Committee assesses each named executive officer’s operational abilities, leadership skills, and potential to contribute to long-term shareholder value.  The Compensation Committee provides risk oversight concerning our compensation policies and practices for executive officers. Named executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan.  At times, the Compensation Committee may specifically request meetings with named executive officers to gain a full understanding and exploration of assessed attributes.  Our President and Chief Executive Officer, David D. Smith, and our Executive Vice President and Chief Financial Officer, David B. Amy, consult with the Compensation Committee on appropriate compensation for named executive officers other than themselves.  In addition, our Vice President, Human Resources, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations.  The Compensation Committee does not use outside consultants to set compensation.

Director Nominations.  The Board does not have a standing nominating committee and there is no formal nominating committee charter, although the Board has adopted a resolution addressing the director nominations process. Instead, the directors who are determined to be “independent” under the Nasdaq listing standards perform the functions of a nominating committee. The Board believes it is appropriate not to maintain a standing nominating committee primarily because the relatively small number of independent directors on the Board makes it unnecessary to separate the nominating function into a committee structure.

Our independent directors are primarily responsible for identifying and recommending nominees to the Board of Directors for approval of membership on the Board. The independent directors’ primary responsibilities in recommending nominees are to:  (1) establish criteria for the selection of new directors to become members of the Board, which criteria shall be approved by the Board; (2) lead the search for and identify individuals qualified to become members of the Board and conduct the necessary and appropriate inquiries into the backgrounds and qualifications of possible nominees; (3) consider questions of independence and possible conflicts of interest of members of the Board and executive officers, and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interest of all shareholders; (4) consider recommendations for director nominees from current directors and executive officers, shareholders and other parties they deem appropriate; (5) have the authority to retain and terminate a search firm to identify director candidates at our expense; (6) determine each proposed nominee’s qualifications for service on the Board; (7) consult with the President and Chief Executive Officer and Chairman of the Board during the process of identifying director nominees; (8) identify and recommend annually, or as vacancies or newly created positions occur, director nominees for approval by the Board of Directors; and (9) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes, diverse perspectives and personal and professional backgrounds for service as one of our directors.

The independent directors will consider nominees proposed by shareholders.  Although there is no formal policy regarding shareholder nominees, the Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees.  The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time.  To recommend a prospective nominee for consideration, shareholders should submit the candidate’s name, contact information, biographical material and qualifications in writing to Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.  For more information regarding nominating a director, see Shareholder Proposals.

Interested Party Communication with the Board.  Shareholders and other parties interested in communicating directly with the Board, any Board committee or any Director, may do so by writing to Sinclair Board of Directors, c/o Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.  Under the process adopted by the Board, letters we receive that are addressed to members of the Board are reviewed by our Corporate Secretary who will regularly forward a summary and copies of all such correspondence to the Board.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Shareholder communications that constitute advertising or promotion of a product or service or relate to improper or irrelevant topics will not be forwarded to the Board, any board committee or any director.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Thomas, Keith, Leader and McCanna.  None of the members of our Compensation Committee at any time has been one of our officers or employees.

The following executive officers are directors of other entities that have a director or executive officer who is on our Board of Directors.  David D. Smith, Frederick G. Smith and J. Duncan Smith, all of whom are executive officers and on our Board of Directors, are directors and/or executive officers of other various companies controlled by them, including Cunningham Communications, Inc., Keyser Investment Group, Inc., Gerstell Development, LP, Bay Television, Inc. and Sinclair Relief Fund.  Frederick G. Smith and J. Duncan Smith also control Beaver Dam, LLC along with Robert E. Smith.  Barry M. Faber is an executive officer of Sinclair and a director of The Sinclair Relief Fund.  Frederick G. Smith, J. Duncan Smith and Robert E. Smith are directors of Sinclair Ventures, Inc.  Additionally, David D. Smith and David B. Amy are directors and executive officers of Sinclair Ventures, Inc.  David B. Amy is an executive officer of Sinclair and Chairman of the Board of Managers of Alarm Funding Associates, LLC.  Additionally, David D. Smith is on the Board of Managers of Alarm Funding Associates, LLC.  See Related Person Transactions for additional information regarding the previously mentioned executive officers and directors.

Mr. Thomas is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, P.A.  In 2009, fees paid to Thomas & Libowitz, P.A. were $1.7 million.

During 2009, none of the named executive officers participated in any final deliberations of our Compensation Committee relating to compensation of the named executive officers.

Director Compensation for 2009

The following table sets forth certain information regarding compensation for services rendered by our non-employee directors during the year ended December 31, 2009.

Name (a)	Fees Earned or Paid in Cash	Stock Awards (b)	All Other Compensation		Total
Robert E. Smith (c)	$63,000	$10,450	$7,088	(c)	$80,538
Daniel C. Keith	114,000	10,450	—		124,450
Martin R. Leader	113,125	10,450	—		123,575
Lawrence E. McCanna	121,500	10,450	—		131,950
Basil A. Thomas	75,000	10,450	—		85,450

(a)          Compensation for David D. Smith, our Chairman of the Board, President and Chief Executive Officer, is reported in the Summary Compensation Table included in this proxy statement.  Frederick G. Smith and J. Duncan Smith are omitted from this table, as they serve as executive officers, but are not named executive officers and do not receive additional compensation for services provided as directors.

(b)         On the date of our annual meeting, each non-employee director receives a grant of 5,000 shares of Class A Common Stock pursuant to the 1996 Long-Term Incentive Plan for services rendered during the preceding year.  The amount presented represents the grant date fair value of the stock award computed in accordance with accounting standards.  There were no stock option awards made in 2009.  The following table shows the number of stock options and stock awards held by each director as of December 31, 2009.  All stock options are immediately exercisable.

Director	Outstanding Stock Options	Outstanding Stock Awards
Robert E. Smith	10,000	19,000
Daniel C. Keith	—	19,000
Martin R. Leader	—	19,000
Lawrence E. McCanna	—	19,000
Basil A. Thomas	—	19,000

(c)          Robert E. Smith is a participant in our company sponsored health care plan.  Mr. Smith pays standard premiums pursuant to the plan, however, unlike a typical company participant, he is required to reimburse the company for any health care costs in excess of $100,000.  During 2009, Mr. Smith’s health care costs did not exceed $100,000; therefore, we paid for such costs net of the premiums he paid.

Our directors who are also our employees serve without additional compensation. Non-employee directors receive $35,000 annually for their service as a director and a grant of 5,000 shares of Class A Common Stock for attending the annual meeting of shareholders. The Audit Committee Chairman receives an additional $7,500 annually and the Compensation Committee Chairman receives an additional $6,000 annually.  Each Special Committee Chairman receives an additional $1,125 each quarter until the subject under discussion by the special committee has been concluded.  Non-employee directors also receive $2,000 for each meeting of the Board of Directors attended, $2,500 for each audit committee meeting and special committee meeting, if any, attended and $1,500 for each compensation committee meeting attended.  We reimburse our directors for any business related travel expenses.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction.  In this section, we discuss certain aspects of our compensation program as it pertains to our President and Chief Executive Officer, our Executive Vice President/Chief Financial Officer, our Vice President/Chief Operating Officer (COO) for television operations, our Executive Vice President/General Counsel and our Vice President/Corporate Finance/Treasurer in 2009.  These individuals represent our principal executive officer, our principal financial officer and our three other most highly compensated executive officers during 2009.  We refer to these five persons throughout this proxy statement as the “named executive officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

We believe that the performance of each of the named executive officers has the potential to impact both our short-term and long-term profitability. Our Board of Directors has established a Compensation Committee that is responsible for establishing and administering our named executive officers’ and other key employees’ compensation. The Compensation Committee consists of four non-employee directors, three of which are independent under the Nasdaq listing standards.

General Philosophy, Objectives and Design.  We believe that our people are our most valuable resource and that the dedication and quality of our named executive officers are vital to the long-term interests of our shareholders.  We have established a compensation program for our named executive officers that is competitive and designed to support our strategic goals.  The primary objectives of our compensation program are to attract and retain the best available people while efficiently utilizing available resources, to enhance the named executive officers’ overall performance, to align the long-term interests of our named executive officers with those of our shareholders, to improve our overall business performance and to reward individual performance.  This is accomplished through a combination of base salary, long-term incentive compensation and cash bonus designed to be competitive with comparable employers in the television broadcast industry.  The Compensation Committee considers both the Company’s overall performance and the individual’s performance when setting compensation levels.  However, there are no set guidelines or policies outlining the weight of each, as the Compensation Committee assesses each factor at its discretion.

Compensation Process.   Each year, the Compensation Committee reviews the prior performance of each named executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year.  The Compensation Committee assesses each named executive officer’s operational abilities, leadership skills, and potential to contribute to long-term shareholder value.  Named executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan.  At times, the Compensation Committee may specifically request meetings with named executive officers to gain a full understanding and exploration of assessed attributes.  Our President and Chief Executive Officer, David D. Smith, and our Executive Vice President and Chief Financial Officer, David B. Amy, consult with the Compensation Committee on appropriate compensation for named executive officers other than themselves.  In addition, our Vice President, Human Resources, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations.  In determining the amount of named executive officer compensation each year, the Compensation Committee reviews competitive market data from the broadcast and media industry as well as other similarly sized companies comparable to us.  In addition, we use a peer group of broadcast and media companies for benchmarking named executive officer compensation including levels of base salary and cash bonuses. We target our named executive officer’s compensation to fall within the range of the peer group in order to be competitive in the market.  Where each individual’s salary falls within the range of the peer group salaries depends upon the Compensation Committee’s view of each named executive officer’s performance and responsibilities.

The Compensation Committee selected a representative sample of companies which it believes compete directly with us for executive talent in the broadcast industry.  For 2009, the peer group consisted of the following companies:

•	Gray Television, Inc.	•	Meredith Corporation
•	Lin TV	•	Nexstar Broadcasting Group, Inc.
•	Belo Corporation	•	Media General, Inc.

In addition, the Compensation Committee considers information from salary surveys to evaluate compensation for similar positions taking into account geographic location and the companies’ revenue size.  These surveys included CompAnalyst, Towers Perrin and Mercer reports.  While we review these surveys, we do not formally engage outside compensation consultants.

All final compensation decisions regarding named executive officers are made by the Compensation Committee with the exception of Mr. David D. Smith whose compensation is determined by the independent directors serving on the Compensation Committee.

Primary Elements of Compensation.  We provide a competitive mix of compensation elements that align named executive officer compensation with shareholder value.  Our compensation program includes both short and long-term compensation in the form of base salary, long-term incentive compensation and cash bonus as discussed below.  We believe that these compensation components provide an appropriate mix of fixed and variable pay, balances short-term operation performance with long-term shareholder value and encourages executive recruitment and retention, which aligns with our compensation philosophy and objectives.

Base Salary.  Base salaries are not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience.  Base salary is designed to provide competitive levels of compensation to our named executive officers based upon their experience, professional status, accomplishments, duties and scope of responsibility.  As noted above under Compensation Process, also taken into consideration when establishing base salaries are salaries paid by our competitors for similar positions within the television broadcast industry as well as salaries paid by companies outside of our industry for comparable positions.  In addition to market comparisons, individual performance will affect base salary.

Long-Term Incentive Compensation. Our compensation program includes long-term incentive compensation, paid in the form of restricted stock awards made in Class A Common Stock and stock-settled appreciation rights (SARs). We have elected to pay long-term incentive compensation in order to provide an incentive for our named executive officers to provide strong returns to our shareholders, to better align the interests of our named executive officers with those of our shareholders, to continue long-term leadership in the service of the company and to ensure a competitive compensation program given the market prevalence of equity compensation.

Our restricted stock awards are granted pursuant to the Company’s 1996 Long-Term Incentive Plan (the LTIP) and are time-based awards requiring the named executive officer to remain employed by the Company in order for the restricted stock to vest over two or three years.

SARs granted pursuant to the LTIP, have a 10-year term and are fully vested upon grant.  Upon exercise of SARs, the holder would receive a number of shares of Class A Common Stock equal in value to the difference between the SARs’ base value and the per share closing price of the Company’s Class A Common Stock on the date of exercise for the number of SARs being exercised.

When granting equity awards, consideration is given to company and employee performance, but awards are made at the discretion of the Compensation Committee under no objective guidelines.  Grants of equity awards are valued only at the closing price of our stock on the date of grant.  We try to make grants of equity awards at times when they will not be influenced by scheduled releases of information or while we otherwise possess material, non-public information, but we have no formal policy as to the timing of equity grants.

Historically, equity-based awards have been a significantly smaller source of our named executive officers’ total compensation than base salary.

Cash Bonus.  For 2009 performance, with the exception of our COO, no named executive officer received a cash bonus.  As shown in the “Security Ownership of Certain Beneficial Owners and Management” table, Mr. David D. Smith, our CEO, is one of the largest shareholders of the Company.  His financial well-being is directly tied to the performance of the Company through his significant share ownership.  In 2009 he did not receive a cash bonus.

Our compensation philosophy is to primarily award cash bonuses to those that have a direct influence on our ongoing revenue performance.  Based on this criteria, in early 2009, the Compensation Committee determined that our COO was the only named executive officer to be eligible to receive a performance-based cash bonus for 2009 performance.  The purpose of our COO’s cash bonus is to promote the attainment of specific financial goals and reward achievement of those goals.  We favor an objective approach when measuring his cash bonus.  The Compensation Committee determines at its discretion the maximum bonus amounts paid each quarter.  For 2009, the maximum amount was $120,500 for the year or $30,125 per quarter for the bonus.  The quarterly bonus is dependent on the generation of television broadcast cash flow (BCF) levels.  BCF is a non-GAAP measure reflective of our television assets’ operating performance.  We believe this measure best captures our COO’s influence over our revenue performance and operating efficiencies at our television stations.  In the event that certain events take place that were not contemplated at the time the BCF targets were determined, the

Compensation Committee can adjust BCF targets to exclude the effect of these events.  Examples of such events include acquisitions, dispositions and changes in accounting rules.  BCF used in our COO’s cash bonus calculation is GAAP operating income plus corporate general and administrative expenses, stock-based compensation, depreciation and amortization, impairments, other operating divisions expenses and other non-cash charges less other operating divisions revenues, non-cash revenue and cash film payments.

The quarterly component is paid on a sliding scale.  If actual quarterly BCF is equal to or in excess of budgeted quarterly BCF for a particular quarter, then 100% of the maximum quarterly bonus is paid.  For any particular quarter, if actual quarterly BCF is between 95% and 99.9% of budgeted quarterly BCF, then 25% to 95% of one quarter of the maximum quarterly bonus is paid as follows:

Percentage Achievement of Budgeted BCF	Payout % of Maximum Quarterly Bonus
95 – 95.9%	25%
96 – 96.9%	40%
97 – 97.9%	65%
98 – 98.9%	80%
99 – 99.4%	90%
99.5 – 99.9%	95%

If actual quarterly BCF is less than 95% of budgeted BCF, then no quarterly bonus is paid.  However, included in the cash bonus is an annual bonus catch-up provision.  If at the end of the year, the annual actual BCF is greater than the annual budgeted BCF and the fourth quarter’s actual quarterly BCF is greater than 95% of budgeted quarterly BCF, an annual bonus calculation is determined using the quarterly percentage achievement targets and  a corresponding quarterly payout percentage.  Any excess in the annual bonus calculated over the quarterly bonuses paid will also be paid.  For 2009, budgeted BCF for the first, second, third and fourth quarters was $19.2 million, $35.8million, $29.6 million and $37.8 million, respectively.  During 2009, actual BCF relative to the COO exceeded budgeted BCF for the first, third and fourth quarters and therefore, 100% of the maximum of each quarterly bonus of $30,125 was paid. Although actual BCF relative to the COO was less than 95% of budgeted BCF for the second quarter since the fourth quarter’s actual BCF was greater than 95% of budgeted BCF and actual annual BCF was greater than 100% of budgeted annual BCF, the second quarter’s bonus of $30,125 was paid.

Retirement Plans.  Our compensation program includes retirement plans designed to provide income following a named executive officer’s retirement. Our named executive officers can participate in The Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan and Trust (the 401(k) Plan). Contributions made to the 401(k) Plan are matched by the company, typically in the form of our Class A Common Stock.  The match is discretionary and typically equal to 50% of elective deferrals, up to 4% of each named executive officer’s total cash compensation subject to Internal Revenue Service regulations.  In addition, the Compensation Committee has the ability to make additional discretionary contributions to the 401(k) Plan for the benefit of all employees including named executive officers.  Calculations of targeted overall compensation for named executive officers do not include the benefits expected to be received under the 401(k) Plan.

Named executive officers also have the ability to contribute pre-tax dollars to the Post 2004 Executive Deferred Compensation Plan (the Deferred Plan).  Participants in the Deferred Plan can choose to invest their accounts among mutual funds that are reviewed annually.  The Company does not make contributions to the Deferred Plan for the benefit of the named executive officers.

Named executive officers participate in the 401(k) Plan and the Deferred Plan on the same terms as all other employees.

Perquisites and Other Benefits.  Perquisites and other benefits represent a minimal amount of the named executive officers’ compensation.  The Compensation Committee annually reviews the perquisites that named executive officers receive.  The primary perquisites for named executive officers are tickets to sporting events and certain business entertainment events and related expenses.

Named executive officers also participate in our other benefit plans on the same terms as all other employees. These other plans include medical, dental and vision insurance, disability and life insurance and the employee stock purchase plan.

Employment Agreements.  We do not have an employment agreement with David D. Smith, President and Chief Executive Officer. Below is a description of the employment agreements we have entered into with our other named executive officers:

In September 1998, we entered into an employment agreement with David B. Amy, Executive Vice President and Chief Financial Officer. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Amy at any time, with or without cause. The severance payment due upon termination without cause is equal to one month’s base salary in effect at the time of termination times the number of years of continuous employment by us or our predecessor. Mr. Amy has been employed by us 25 years as of December 31, 2009.  Mr. Amy received a base salary for 2009 of $646,000. The agreement also contains non-competition and confidentiality restrictions on Mr. Amy.

In February 1997, we entered into an employment agreement with Steven M. Marks, COO. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Marks at any time, with or without cause. The agreement does not provide for any payments to Mr. Marks upon termination.  Mr. Marks received a base salary for 2009 of $725,000.  The agreement also contains non-competition and confidentiality restrictions on Mr. Marks.

In August 2004, we entered into an employment agreement with Barry M. Faber, Executive Vice President and General Counsel. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Faber at any time, with or without cause. The severance payment due upon termination without cause is equal to one month’s base salary in effect at the time of termination times the number of years of continuous employment by us or our predecessor. Mr. Faber has been employed by us 13 years as of December 31, 2009.  Mr. Faber received a base salary for 2009 of $625,000. The agreement contains non-competition and confidentiality restrictions on Mr. Faber.

In March 2001, we entered into an employment agreement with Lucy A. Rutishauser, Vice President/Corporate Finance/Treasurer.  The agreement does not provide for any payments to Ms. Rutishauser upon termination.  The agreement does not have any specified termination date and we have the right to terminate the employment of Ms. Rutishauser at any time, with or without cause.  Ms. Rutishauser received a base salary for 2009 of $286,000.  The agreement contains non-competition and confidentiality restrictions on Ms. Rutishauser.

Accounting and Tax Consideration.  Section 162(m) of the Internal Revenue Code of 1986 (Section 162 (m)), does not allow publicly held companies to obtain tax deductions for compensation of more than $1.0 million paid in any year to any employee who is treated as a “Covered Employee:” unless such payments are “qualified performance-based” as defined by the applicable treasury regulations.  “Covered Employees” include the Company’s CEO, CFO or any of the Company’s three other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to certain types of compensation, such as certain commissions, qualified performance-based compensation, retirement plan contributions, stock options or stock appreciation rights provided under our 1996 Long-term Incentive Plan, as amended and excludable benefits, among others.  Qualified performance-based compensation is not subject to Section 162(m)’s limitation if: 1) it was paid solely because the executive has attained one or more pre-established objective performance goals; 2) a compensation committee or sub-committee comprised solely of two or more outside directors established the performance goals; 3) the material terms of the performance goals were disclosed to and subsequently approved by the shareholders before the compensation is paid; and 4) the compensation committee certified in writing, before the compensation is paid, that the performance goals and any other materials terms were, in fact, satisfied.  Under the tax rules, the Compensation Committee must be comprised solely of two or more outside directors.  In 2007, we received shareholder approval of performance criteria that enables us to preclude the deduction limitation requirements pursuant to Section 162(m) in the future.  In 2009, our CEO and four most highly compensated executive officers were not paid compensation that exceeded the Section 162(m) limits.  The Board is requesting shareholder approval of additional terms of performance agreements at the annual shareholders meeting in 2010.  More information regarding this approval request is available in the section of this proxy titled Proposal 3: Approval of Material Terms of the Executive Officer Performance-Based Bonus Program.

As a general matter, we determine and implement compensation elements based on their alignment with our compensation philosophy and objectives and not based on any unique or preferential accounting or tax treatment.

Executive Compensation Actions After December 31, 2009.  On March 1, 2010, in keeping with past practice the Compensation Committee set salaries for 2010, including a base salary of $761,250 with a quarterly bonus opportunity of up to $126,525 and annual bonus opportunity of up to $300,000 for Mr. Marks and base salaries for Messrs. Amy, Faber and Ms. Rutishauser of $675,000, $650,000 and $300,000, respectively.   Also, Mr. David D. Smith will be eligible in 2010 for an annual cash bonus not to exceed $1,000,000.  The Compensation Committee also granted restricted stock awards to named executive officers, except Mr. David D. Smith, in accordance with the discussion under “Long-Term Incentive Compensation” above.  Messrs. Amy, Marks, Faber and Ms. Rutishauser were granted restricted stock awards of 50,000, 20,000, 30,000 and 25,000 shares, respectively.  Additionally, the Compensation Committee granted Mr. David Smith 300,000 SARs.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in or incorporated by reference into the Company’s annual report on Form 10-K and the Company’s proxy statement on Schedule 14A.

Compensation Committee

Basil A. Thomas, Chairman
Daniel C. Keith
Martin R. Leader
Lawrence E. McCanna

Summary Compensation Table for 2009, 2008 and 2007

The following table sets forth certain information regarding compensation for services rendered in all capacities during the year ended December 31, 2009 by our named executive officers.

Name and Principal Position	Year	Salary	Stock Awards (a)	Non-equity Incentive Plan Compensation		All Other Compensation (b)	Total

David D. Smith,	2009	$1,000,000	$—	$—		$—	$1,000,000
President and Chief	2008	1,000,000	518,000	—		—	1,518,000
Executive Officer	2007	1,000,000	988,000	—		16,911	2,004,911
David B. Amy,	2009	646,000	—	—		—	646,000
Executive Vice President	2008	646,000	178,800	—		15,624	840,424
and Chief Financial Officer	2007	620,000	157,800	—		21,045	798,845
Steven M. Marks,	2009	725,000	—	120,500	(c)	—	845,500
Vice President/Chief	2008	725,000	178,800	30,125		10,323	944,248
Operating Officer	2007	691,236	157,800	175,500		14,753	1,039,289
Barry M. Faber,	2009	625,000	—	—		—	625,000
Executive Vice	2008	625,000	268,200	—		—	893,200
President/General Counsel	2007	600,000	157,800	—		—	757,800
Lucy A. Rutishauser,	2009	286,000	—	—		—	286,000
Vice President/Corporate	2008	286,000	44,700	—		—	330,700
Finance/Treasurer	2007	275,000	63,120	—		—	338,120

(a)          Represents the grant date fair value of restricted stock awards granted in 2008 and 2007 and SARs granted in 2008 and 2007.  For further information see Note 2. Stock-Based Compensation to our consolidated financial statements and related footnotes in our 2009 Annual Report on Form 10-K, as well as, the Grants of Plan-Based Awards table below.

(b)         No amount is presented when total other compensation is less than $10,000.

(c)          Mr. Marks’ cash bonus in proportion to salary is dependant on his performance pursuant to the cash bonus calculation as well as market evaluations.  See Compensation Discussion and Analysis above for further information.

Grants of Plan-Based Awards for 2009

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)
Name	Threshold	Target	Maximum
David D. Smith	$—	$—	$—
David B. Amy	—	—	—
Steven M. Marks	30,125	120,500	120,500
Barry M. Faber	—	—	—
Lucy A. Rutishauser	—	—	—

(a)          Threshold reflects the minimum payment that Mr. Marks is eligible to receive if one quarters actual BCF exceeds budgeted BCF.  Target and maximum is reflective of each quarterly BCF exceeding each respective quarterly budgeted BCF.  For further information regarding Mr. Marks’ cash bonus, see the Primary Elements of Compensation — Cash Bonus section of the Compensation Discussion and Analysis above.  During 2009, no other named executive officers were eligible to receive non-equity incentive plan awards.

Outstanding Equity Awards at Fiscal Year End for 2009

The following table provides certain information about all equity compensation awards held by the named executive officers as of December 31, 2009.  All options and SARs held by named executive officers are exercisable.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested		Market Value of Shares or Units of Stock that have not Vested (a)
David D. Smith					—		$—
	200,000	(b)	$15.7800	04/02/2017
	350,000	(b)	8.9400	04/01/2018
David B. Amy					20,000	(c)	$80,600
	12,500		$12.3000	03/29/2014
Steven M. Marks					20,000	(d)	$80,600
	5,000		$9.2500	03/01/2010
	6,000		8.8100	03/12/2011
	10,000		11.6300	03/01/2012
	10,000		12.0000	01/02/2013
	10,000		8.1600	03/07/2013
	12,500		12.3000	03/29/2014
Barry M. Faber					27,500	(e)	$110,825
	—		—	—
Lucy A. Rutishauser					5,750	(f)	$23,173
	4,000		$11.6300	03/01/2012
	2,000		10.6000	11/01/2012
	4,000		8.1600	03/07/2013
	5,000		12.3000	03/29/2014

(a)          Based on closing market price of $4.03 per share on December 31, 2009.

(b)         SARs are fully vested on the grant date.

(c)          Restricted Stock awarded on April 2, 2007 has vested or will vest 2,500 shares, 2,500 shares and 5,000 shares on April 2, 2008, 2009 and 2010, respectively.  Restricted Stock awarded on April 1, 2008 has vested or will vest 5,000 shares, 5,000 shares and 10,000 shares on April 1, 2009, 2010 and 2011, respectively.

(d)         Restricted Stock awarded on April 2, 2007 has vested or will vest 2,500 shares, 2,500 shares and 5,000 shares on April 2, 2008, 2009 and 2010, respectively.  Restricted Stock awarded on April 1, 2008 has vested or will vest 5,000 shares, 5,000 shares and 10,000 shares on April 1, 2009, 2010 and 2011, respectively.

(e)          Restricted Stock awarded on April 2, 2007 has vested or will vest 2,500 shares, 2,500 shares and 5,000 shares on April 2, 2008, 2009 and 2010, respectively.  Restricted Stock awarded on April 1, 2008 has vested or will vest 7,500 shares, 7,500 shares and 15,000 shares on April 1, 2009, 2010 and 2011, respectively.

(f)            Restricted Stock awarded on April 2, 2007 has vested or will vest 1,000 shares, 1,000 shares and 2,000 shares on April 2, 2008, 2009 and 2010, respectively.  Restricted Stock awarded on April 1, 2008 has vested or will vest 1,250 shares, 1,250 shares and 2,500 shares on April 1, 2009, 2010 and 2011, respectively.

Option Exercises and Stock Vested

The following table provides information regarding the exercise of options and vesting of shares of restricted stock held by the named executive officers during the year ended December 31, 2009.

	Option Awards (a)		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (b)
David D. Smith	—	$—	—	$—
David B. Amy	—	—	13,500	14,695
Steven M. Marks	—	—	13,500	14,695
Barry M. Faber	—	—	12,500	13,375
Lucy A. Rutishauser	—	—	3,250	3,530

(a)          There were no option exercises by the named executive officers in 2009.

(b)         Represents the total value realized upon the vesting of restricted shares using the average of the high and low prices of our common stock on the vesting dates.

Nonqualified Deferred Compensation for 2009

We adopted the Sinclair Broadcast Group, Inc. Executive Deferred Compensation Plan (the Plan) to allow eligible employees an opportunity to defer all or a portion of their compensation.  All named executive officers qualify for participation in the Plan.  Amounts deferred are invested at the direction of participants among a selection of investment vehicles offered by the Plan.  We do not make contributions on behalf of our named executive officers to the Plan.

Upon termination, resignation or retirement participants receive a lump sum payment from the plan within 30 days unless the participants are specified employees as defined by the plan and then a lump sum payment would be made within six months.  All of our named executive officers are specified employees under the plan.  The Plan will automatically terminate upon a change in control of the Company unless the successor elects adoption of the Plan within 90 days from the effective date of the change of control.  During 2008, the Plan was amended and restated to comply with the final nonqualified deferred compensation regulations under section 409A of the Internal Revenue Code.  All participants were permitted to make new distribution elections under certain circumstances and many elected to receive a lump sum distribution as of January 1, 2009.

The following table sets forth information regarding the Plan for each of the named executive officers for the year ended December 31, 2009.

Name	Executive Contribution in Last Fiscal Year (a)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
David D. Smith	$—	$—	$—	$—
David B. Amy	52	16,046	(207,053)	—
Steven M. Marks	—	—	—	—
Barry M. Faber	11	34	(65,756)	—
Lucy A. Rutishauser	180	37,798	(376,673)	—

(a)          All contributions were also reported in the Salary column of the Summary Compensation Table for each named executive officer.

Potential Post-Employment Payments and Benefits

The following table sets forth the potential payments if termination of employment or a change in control for each named executive officer had occurred on December 31, 2009.

Benefits and Payments upon Termination	Termination without cause or for good reason		Termination with cause or for good reason	Change in Control	Death or Disability
David D. Smith	$—		$—	$—	$—

David B. Amy
Severance Payment	$1,405,272	(a)	$—	$—	$59,439	(b)
Restricted stock (c)	—		—	80,600	80,600
Total	$1,405,272		$—	$80,600	$140,039

Steven M. Marks
Restricted stock (c)	$—		$—	$80,600	$80,600
Total	$—		$—	$80,600	$80,600

Barry M. Faber
Severance Payment	$715,388	(a)	$—	$—	$38,305	(b)
Restricted stock (c)	—		—	110,825	110,825
Total	$715,388		$—	$110,825	$149,130

Lucy A. Rutishauser
Restricted stock (c)	$—		$—	$23,173	$23,173
Total	$—		$—	$23,173	$23,173

(a)          Includes severance payment and accrued vacation as determined in accordance with employment agreement.  See Compensation Discussion and Analysis, Employment Agreements, for more information.

(b)         Includes accrued vacation as determined in accordance with employment agreement.  See Compensation Discussion and Analysis, Employment Agreements, for more information.

(c)          Based on closing market price of $4.03 per share on December 31, 2009.  Restricted stock immediately vests upon a change in control, death or disability, as defined in the LTIP.

Equity Compensation Plan Information

The equity compensation plan information as of December 31, 2009 was as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options, warrants and rights)
Equity compensation plans approved by security holders	939,500	$11.14	10,744,259
Equity compensation plans not approved by security holders	—	—	—
Total	939,500	$11.14	10,744,259

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires our officers (as defined in the SEC regulations), directors and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Steven M. Marks did not file one report on Form 4 (reporting disposition of stock) on a timely basis.  The report on form 4, originally due November 23, 2008, was filed with the SEC on April 3, 2009.  Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that during the past fiscal year our officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements except for the Forms 4 mentioned above.

RELATED PERSON TRANSACTIONS

In January 2007 we adopted a written related person transaction policy.  Our related person transaction policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, wherein the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest.  The Board of Directors has determined that certain transactions falling within the characteristics above do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not deemed to be related person transactions.

The Audit Committee of the Board of Directors reviews all related person transactions and may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.  The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Committee, if any, and that all required disclosures regarding the related person transaction are made.

Prior to the adoption of our related person transaction policy, consistent with the Nasdaq listing standards and the Audit Committee charter, the Audit Committee reviewed or approved all related person transactions requiring disclosure under SEC regulations to the extent such transactions were entered into or amended since February 2004.  Certain of the following transactions were not approved pursuant to the current related person transaction policy because they were entered into before the policy’s existence.

David, Frederick, J. Duncan and Robert Smith (collectively, the controlling shareholders) are brothers and hold substantially all of our Class B Common Stock and some of our Class A Common Stock.  We engaged in the following transactions with them and/or entities in which they have substantial interests.

Related Person Leases.  Certain assets used by us and our operating subsidiaries are leased from Cunningham Communications Inc., Keyser Investment Group, Gerstell Development Limited Partnership and Beaver Dam, LLC (entities owned by the controlling shareholders).  Lease payments made to these entities were $4.7 million for the year ended December 31, 2009.  The lease arrangement related to Beaver Dam, LLC and a lease agreement with Gerstell Development Limited Partnership for building space related to our Pittsburgh station have been approved pursuant to the current related person transaction policy.  No other lease agreements have been approved pursuant to the current related person transaction policy because they were entered into before the policy was adopted.

Bay TV.  In January 1999, we entered into a LMA with Bay Television, Inc. (Bay TV), which owns the television station WTTA-TV in the Tampa/St. Petersburg, Florida market.  Our controlling shareholders own a substantial portion of the equity of Bay TV.  Lease payments made to Bay TV were $1.7 million for the year ended December 31, 2009.  We received $0.5 million for the year ended December 31, 2009 from Bay TV for certain equipment leases.  An additional payment of $1.3 million was made during the year ended December 31, 2009 related to the excess adjusted broadcast cash flow for the prior years.  The LMA with Bay TV was not approved pursuant to the current related person transaction policy because it was entered into before the policy was adopted.

Cunningham Broadcasting Corporation.  Concurrently with our initial public offering, we acquired options from trusts established by Carolyn C. Smith, a parent of our controlling shareholders, for the benefit of her grandchildren that will grant us the right to acquire, subject to applicable FCC rules and regulations, 100% of the capital stock of Cunningham Broadcasting Corporation (Cunningham).  The Cunningham option exercise price is based on a formula that provides a 10% annual return to Cunningham.  Cunningham, through its subsidiaries, is the owner-operator and FCC licensee of: WNUV-TV, Baltimore, Maryland; WRGT-TV, Dayton, Ohio; WVAH-TV, Charleston, West Virginia; WTAT-TV, Charleston, South Carolina; WMYA-TV, Anderson, South Carolina; and WTTE-TV, Columbus, Ohio (the Cunningham Stations).

In addition to the option agreement, we entered into five-year local marketing agreement (LMA) (with five-year renewal terms at our option) with Cunningham pursuant to which we provide programming to Cunningham for airing on the Cunningham Stations.  In November 2008, we amended the terms of the LMA and option agreements.  The amendment includes a monthly payment of $50,000.  A portion of the monthly payment is allocated as a reduction to the Cunningham option exercise price.  During the year ended December 31, 2009, we made payments of $6.5 million to Cunningham under these LMA’s.

Cunningham held a $33.5 million term loan facility originally entered into on March 20, 2002, with an unrelated third party.  Primarily all of Cunningham’s assets are collateral for its term loan facility, which is non-recourse to us.  On June 5, 2009, the administrative agent under Cunningham’s bank credit facility declared an event of default under the facility for failure to timely deliver certain annual financial statements as required.  As of such date, a rate of interest of LIBOR plus 5%, which rate includes a 2% default rate of interest, was instituted on all outstanding borrowings under the Cunningham bank credit facility.  On June 30, 2009, the default was waived and the termination date of the Cunningham bank credit facility was extended to July 31, 2009, subject to certain conditions, including maintaining the default interest rate.  On July 31, 2009, the Cunningham bank credit facility was further extended to October 30, 2009. The extension required that Cunningham make $0.2 million principal payments on its term loan facility as of the first day of each of August, September and October with the balance due on October 30, 2009.  To avoid any potential bankruptcy of Cunningham, the lenders under Cunningham’s existing credit facility indicated their willingness to replace such credit facility with a new credit facility, which was conditioned upon Cunningham’s demonstration that it can repay the outstanding principal balance due under the facility within three years.  As a result, Cunningham asked us to restructure certain of its arrangements with us, including the option agreement, the LMAs, and certain other agreements between us and Cunningham, which transactions were approved pursuant to the current related person transaction policy.

The restructuring involved amendments and/or restatements entered into on October 28, 2009, of the following agreements between Cunningham and us that were entered into on October 28, 2009: (i) the LMAs, (ii) option agreements to acquire Cunningham stock and (iii) certain acquisition or merger agreements relating to the Cunningham Stations.  Such amendments and/or restatements became effective at the expiration of the tender offers for our 3.0% Notes and 4.875% Notes on November 5, 2009.

In consideration of the new terms of the LMAs, options and other agreements, beginning on January 1, 2010 and ending on July 1, 2012, we are obligated to pay Cunningham the sum of approximately $29.1 million in 10 quarterly installments of $2.75 million and one quarterly payment of approximately $1.6 million, which amounts will be used to pay off Cunningham’s bank credit facility and which amounts will be credited toward the purchase price for each Cunningham station.  An additional $3.9 million will be paid in two installments on July 1, 2012 and October 1, 2012 as an additional LMA fee.  The aggregate purchase price of the television stations, $78.5 million as of December 31, 2009, will be decreased by each payment made by us to Cunningham up to $29.1 million in the aggregate, pursuant to the foregoing transactions with Cunningham as such payments are made.  Beginning on January 1, 2013, we will be obligated to pay Cunningham an annual LMA fee for the television stations equal to the greater of (i) 3% of each station’s annual net broadcast revenue and (ii) $5.0 million. The amended LMA and option agreements have been approved pursuant to the current related person transaction policy.

In connection with the LMAs, we will continue to reimburse Cunningham for 100% of its operating costs, as well as pay Cunningham a monthly payment of $50,000 through December 2012.  As of the effective date of the abovementioned amendments and/or restatements the $50,000 monthly payment will no longer reduce the option exercise price.

Pursuant to the foregoing transactions between us and Cunningham, Cunningham amended and restated its bank credit facility on October 29, 2009.

Atlantic Automotive Corporation.  We sold advertising time to and purchased vehicles and related vehicle services from Atlantic Automotive Corporation (Atlantic Automotive), a holding company that owns automobile dealerships and a leasing company.  David D. Smith has a controlling interest in, and is a member of the Board of Directors of Atlantic Automotive.  We received payments for advertising time totaling $0.3 million during the year ended December 31, 2009.  We paid $0.4 million for vehicles and related vehicle services from Atlantic Automotive during the year ended December 31, 2009.  Arrangements with Atlantic Automotive have been approved pursuant to the current related person transaction policy.

Allegiance Capital.  In August 1999, we made an investment in Allegiance Capital Limited Partnership (Allegiance), a small business investment company.  Our controlling shareholders and our Executive Vice President/Chief Financial Officer are also investors in Allegiance. Allegiance Capital Management Corporation (ACMC) is the general partner.  An employee of ours is a non-controlling shareholder of ACMC.  ACMC controls all decision making, investing and management of operations of Allegiance in exchange for a monthly management fee based on actual expenses incurred which currently averages approximately $0.1 million and which is paid by the limited partners.  We did not make any contributions into Allegiance during 2009.  Allegiance did not make any distributions to us during 2009.  As of December 31, 2009, our remaining unfunded commitment was $5.3 million.  Arrangements with Allegiance Capital have not been approved pursuant to the current related person transaction policy because they were entered into before the policy was adopted.

Thomas & Libowitz P.A.  Basil A. Thomas, a member of our Board of Directors, is the father of Steven A. Thomas, a partner and founder of Thomas & Libowitz, P.A, a law firm providing legal services to us on an ongoing basis.  We paid fees of $1.7 million to Thomas & Libowitz during 2009.  Transactions with Thomas & Libowitz P.A. discussed in this paragraph have been approved pursuant to the current related person transaction policy.

Charter Aircraft.  From time to time, we charter aircraft owned by certain controlling shareholders.  We incurred less than $0.1 million related to these arrangements during the year ended December 31, 2009.  Charters have been approved pursuant to the current related person transaction policy

Other Leases.  In October 2009, Bagby’s Bistro, LLC, a company owned by David D. Smith and one of his sons, entered into a restaurant lease agreement with Skylar Development, LLC, a subsidiary of one of our real estate ventures.  The Lease has been approved pursuant to the current related person transaction policy.

Other.   Frederick Smith holds an investment in Patriot Capital II, L.P.  Qualified employees, directors and officers have been approved to invest in entities we have an interest in pursuant to the current related person transaction policy.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers (including our chief executive officer, chief financial officer, chief accounting officer and corporate controller and any person performing similar functions) and employees.  We have made the Code of Business Conduct and Ethics available on our website at www.sbgi.net.  We will disclose promptly any waiver from or amendment to the Code of Business Conduct and Ethics for our executive officers or directors as required by law, SEC regulations or Nasdaq listing standards, by posting such disclosure on our website.

AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

The Audit Committee has received from Sinclair’s independent registered public accounting firm, PricewaterhouseCoopers LLP (PWC), written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, regarding PWC’s independence, including communications between PWC and us regarding PWC’s independence, and has discussed with PWC its independence. The Audit Committee has discussed whether the provision of non-audit services by PWC is compatible with maintaining PWC’s independence. PWC has stated that it believes that it is in full compliance with all of the independence standards established under generally accepted auditing standards and the rules of the SEC. The Audit Committee concurs, and has approved all non-audit services provided by PWC in 2009. The Audit Committee also has discussed with PWC the matters required to be discussed by Statements on Auditing Standards No. 61, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, “Communication with Audit Committees” and No. 90, “Audit Committee Communications” including the selection of and changes in Sinclair’s significant accounting policies, the basis for management’s accounting estimates, PWC’s conclusions regarding the reasonableness of those estimates and the disclosures included in the financial statements.

The Audit Committee met with management and representatives of PWC in connection with PWC’s audit of Sinclair’s consolidated financial statements and related schedule for the year ended December 31, 2009, and reviewed and discussed such financial statements with management.  The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Sinclair’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Sinclair’s internal control over financial reporting.  Based on such review and discussion with management, and based on the Audit Committee’s reviews and discussions with PWC regarding its independence and the matters required to be discussed under Statement on Auditing Standards No. 61 and No. 90, the Audit Committee recommended to the Board of Directors that the audited financial statements and related schedule and management’s assessment of the effectiveness of Sinclair’s internal control over financial reporting be included in Sinclair’s Annual Report on Form 10-K and the Board has approved that recommendation.

The Audit Committee has reviewed and discussed the fees paid to PWC during the last year for audit and non-audit services, which are set forth in the proxy statement under “Disclosure of Fees Charged by Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services are compatible with PWC’s independence.

Audit Committee

Lawrence E. McCanna, Chairman
Daniel C. Keith
Martin R. Leader

Disclosure of Fees Charged by Independent Registered Public Accounting Firm

The following summarizes the fees charged by PricewaterhouseCoopers, LLP and Ernst & Young LLP for certain services rendered to us during 2009 and 2008, respectively:

Audit Fees.  Fees paid to PricewaterhouseCoopers, LLP for the 2009 calendar year audit of our annual financial statements, audit of the effectiveness of internal control over financial reporting, the reviews of the financial statements included in the 2009 Forms 10-Q and fees related to the debt offering transaction were $1,609,614.

Fees paid to Ernst & Young LLP for the 2008 calendar year audit of our annual financial statements, audit of management’s assessment of internal controls over financial reporting and the effectiveness of internal control over financial reporting and the reviews of the financial statements included in the 2008 Forms 10-Q were $1,300,752.

Audit-Related Fees.  We did not pay any audit-related fees to PricewaterhouseCoopers, LLP for the year ended December 31, 2009.

Fees for accounting consultations, SEC consulting and Sarbanes-Oxley consulting totaling $473,364 were paid to Ernst & Young LLP for the year ended December 31, 2008.

Tax Fees.  Tax fees billed to us by PricewaterhouseCoopers LLP for tax planning and compliance services through December 31, 2009 were $263,655.

Tax fees paid to Ernst & Young LLP for tax planning and compliance services for 2008 were $240,203.

All Other Fees.  During 2009 and 2008, we did not incur any other fees.

All of the services described above were pre-approved by the Audit Committee.  None were approved pursuant to the waiver of pre-approval provisions set forth in Regulation S-X of the Securities and Exchange Commission.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

In May 2003, the Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent registered public accounting firm (the independent auditors) in order to ensure that the provision of such services does not impair the auditor’s independence.  Under this policy, which remains in effect, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter, along with a specified list of audit-related and tax services.  If any service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee and the independent auditor may not begin work on any engagement without confirmation of the Audit Committee pre-approval from the Chief Accounting Officer or his or her delegate.  In accordance with this policy, the Chairman of the Audit Committee has been authorized by the Committee to pre-approve any audit-related, tax or other permissible non-audit service engagements of the independent auditors.

SHAREHOLDER PROPOSALS

If you intend to propose any matter for action at our 2011 annual meeting of shareholders, you must submit your proposal to the Secretary of Sinclair at 10706 Beaver Dam Road, Hunt Valley,  Maryland  21030 not later than December 21, 2010 at 5:00 p.m. Eastern Standard Time.  Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2011 annual meeting.  The proxy for the 2011 annual meeting will grant discretionary authority to vote with regard to shareholder proposals not included in our proxy materials unless (a) notice is received by March 6, 2011 and (b) the conditions set forth in Rule 14 a-4 (c)(2)(i)-(iii) under the Securities Exchange Act of 1934 are met.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland

April 19, 2010

ANNUAL MEETING OF STOCKHOLDERS OF SINCLAIR BROADCAST GROUP, INC. June 3, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, 2009 annual report to stockholders and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of eight directors for a term expiring in 2011 as set forth in the proxy statement O David D. Smith O Frederick G. Smith O J. Duncan Smith O Robert E. Smith O Basil A. Thomas O Lawrence E. McCanna O Daniel C. Keith O Martin R. Leader 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2010. 3. Approval of material terms of the executive officer performancebased bonus program. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees for director, FOR each of the other proposals, and in accordance with proxies' discretion on any other business that may properly come before the meeting to the extent permitted by law. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20830300000000000000 8 060310 TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

SINCLAIR BROADCAST GROUP, INC. PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF JUNE 3, 2010 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3. The undersigned hereby appoints David D. Smith and Frederick G. Smith, or either of them, as attorneys-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of Sinclair Broadcast Group, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 3, 2010 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time. (Not valid unless dated and signed on the reverse side) COMMENTS: 1

ANNUAL MEETING OF STOCKHOLDERS OF SINCLAIR BROADCAST GROUP, INC. June 3, 2010 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement, 2009 annual report to stockholders and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26141 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of eight directors for a term expiring in 2011 as set forth in the proxy statement O David D. Smith O Frederick G. Smith O J. Duncan Smith O Robert E. Smith O Basil A. Thomas O Lawrence E. McCanna O Daniel C. Keith O Martin R. Leader 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2010. 3. Approval of material terms of the executive officer performancebased bonus program. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees for director, FOR each of the other proposals, and in accordance with proxies' discretion on any other business that may properly come before the meeting to the extent permitted by law. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20830300000000000000 8 060310 TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

SINCLAIR BROADCAST GROUP, INC. PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF JUNE 3, 2010 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3. The undersigned hereby authorizes and directs Massachusets Mutual Life Insurance Company, as trustee (the "Trustee") of Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan, to vote as proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of Sinclair Broadcast Group, Inc. (the "Company") to be held on June 3, 2010 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment thereof, all shares of common stock of the Company allocated to the account of the undersigned under such Plan, on the proposals set forth on the reverse hereof and in accordance with the Trustee's discretion on any other matters that may properly come before the meeting or any adjournments thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated April 19, 2010. THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED BY THE TRUSTEE IN ITS SOLE DISCRETION IN THE BEST INTEREST OF THE PLAN PARTICIPANTS AND BENEFICIARIES. PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Not valid unless dated and signed on the reverse side) COMMENTS: 1